UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material under §240.14a-12

GP STRATEGIES CORPORATION

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On August 24, 2021, GP Strategies Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with respect to the special meeting of the Company’s stockholders scheduled to be held on September 28, 2021 (the “Special Meeting”) at which stockholders will be asked to, among other things, vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of July 15, 2021, by and among the Company, Learning Technologies Group plc, a public limited company incorporated in England and Wales (“LTG”), Learning Technologies Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of LTG (“US Holdco”), and Gravity Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of US Holdco (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned, indirect subsidiary of LTG (the “merger”).

In connection with the merger, the following complaints have been filed against GP Strategies and the members of the GP Strategies board: Kremer v. GP Strategies Corporation, et al., Case No. 1:21-cv-6985 (S.D.N.Y. August 19, 2021); Holland v. GP Strategies Corporation, et al., Case No. 1:21-cv-04842 (E.D.N.Y. August 27, 2021); Ciccotelli v. GP Strategies Corporation, et al., Case No. 1:21-cv-07320 (S.D.N.Y. August 31, 2021); Reinhardt v. GP Strategies Corporation, et al., Case No. 1:21-cv-01288 (D. Del. September 10, 2021); Hopkins v. GP Strategies Corporation, et al., Case No. 2:21-cv-04054 (E.D. Pa. September 10, 2021); Meisels v. GP Strategies Corporation, et al., Case No. 2:21-cv-12124 (E.D. Mich. September 10, 2021); Lawrence v. GP Strategies Corporation, et al., Case No. 1:21-cv-01316 (D. Del. September 16, 2021) (collectively the “Complaints”).

Each of the Complaints asserts claims under Section 14(a), and Rule 14a-9 promulgated thereunder, and Section 20(a) of the Exchange Act, alleging that the Definitive Proxy Statement omits to disclose certain facts. Each of the Complaints seeks to enjoin or rescind the merger and requests attorneys’ fees and damages in an unspecified amount. The Company believes these allegations are without merit and intends to defend against them vigorously. The Company also has received a demand for supplemental disclosures from one of its stockholders and a draft complaint, both of which allege that the Definitive Proxy Statement omits to disclose certain facts.

While the Company believes that the Complaints lack merit and that the disclosures set forth in the Definitive Proxy Statement comply fully with applicable law, in order to moot plaintiffs’ unmeritorious disclosure claims, avoid nuisance and possible expense, and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Definitive Proxy Statement as described in these Definitive Additional Materials. Nothing in these Definitive Additional Materials shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required.

Important information concerning the proposed merger is set forth in the Definitive Proxy Statement. The Definitive Proxy Statement is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth in these Definitive Additional Materials.

* * * * * *

SUPPLEMENT TO PROXY STATEMENT

The following Supplement to Proxy Statement should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. To the extent that information in this supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this supplement shall supersede the information in the Definitive Proxy Statement. All page references are to pages of the Definitive Proxy Statement, and all terms used below, unless otherwise defined, shall have the meanings set forth in the Definitive Proxy Statement. New text within restated language from the Definitive Proxy Statement is highlighted with bold, underlined text and removed language within restated language from the Definitive Proxy Statement is indicated by ~~strikethrough text~~.

The section of the Definitive Proxy Statement entitled “Summary—Litigation Relating to the Merger” is amended and supplemented as follows:

1. The following supplemental disclosure replaces in its entirety the last paragraph beginning on page 10 of the Definitive Proxy Statement:

In connection with the merger, the following complaints have been filed ~~On August 19, 2021, Hugh Kremer filed a complaint against GP Strategies and the members of the Board in the United States District Court for the Southern District of New York, captioned~~ Kremer v. GP Strategies Corporation, et al., Case No. 1:21-cv-6985 (S.D.N.Y. August 19, 2021) Holland v. GP Strategies Corporation, et al., Case No. 1:21-cv-04842 (E.D.N.Y. August 27, 2021); Ciccotelli v. GP Strategies Corporation, et al., Case No. 1:21-cv-07320 (S.D.N.Y. August 31, 2021); Reinhardt v. GP Strategies Corporation, et al., Case No. 1:21-cv-01288 (D. Del. September 10, 2021); Hopkins v. GP Strategies Corporation, et al., Case No. 2:21-cv-04054 (E.D. Pa. September 10, 2021); Meisels v. GP Strategies Corporation, et al., Case No. 2:21-cv-12124 (E.D. Mich. September 10, 2021); Lawrence v. GP Strategies Corporation, et al., Case No. 1:21-cv-01316 (D. Del. September 16, 2021) (collectively the “Complaints”). Each of the Complaints asserts claims under Section 14(a), and Rule 14a-9 promulgated thereunder, and Section 20(a) of the Exchange Act, alleging that ~~Mr. Kremer alleges that GP Strategies, along with individual defendants Scott N. Greenberg, Adam H. Stedham, Samuel D. Robinson, Tamar Elkeles, Marshall S. Geller, Steven E. Koonin, Jacques Manardo, and Richard C. Pfenniger, Jr., violated Section 14(a) of the Exchange Act by omitting to disclose certain facts in the proxy statement omits to disclose certain facts. about the merger as well as omitting to disclose certain potential conflicts of interest. Mr. Kremer further alleges that the individual defendants are liable for the omissions under Section 20(a) as control persons of GP Strategies. Mr. Kremer~~ Each of the Complaints seeks to enjoin or rescind the merger and requests his attorneys’ fees and damages in an unspecified amount. GP Strategies believes these allegations are without merit and intends to defend against them vigorously. GP Strategies also has received a demand for supplemental disclosures from one of its stockholders and a draft complaint, both of which allege that the Definitive Proxy Statement omits to disclose certain facts.

The section of the Definitive Proxy Statement entitled “The Merger—Background of the Merger” is amended and supplemented as follows:

2. The following supplemental disclosure replaces in its entirety the last paragraph beginning on page 26 of the Definitive Proxy Statement:

On April 3, 2019, the chief executive officer of LTG and the chief executive officer of GP Strategies met in New York City to discuss the respective businesses of each party and the potential benefits of a possible business combination of the two companies. Subsequently, the parties executed a non-disclosure agreement on April 9, 2019, which contained customary standstill provisions, including a “don’t ask, don’t waive” provision, that would automatically terminate (including the “don’t ask, don’t waive” provision) upon the entry by GP Strategies into a definitive acquisition agreement with a third party.

3. The following supplemental disclosure replaces in its entirety the first full paragraph beginning on page 27 of the Definitive Proxy Statement:

In connection with the Board’s consideration of strategic opportunities available to GP Strategies as discussed above, ~~On~~ on April 22, 2019, representatives of GP Strategies met with representatives of Company A regarding Company A’s potential interest in a strategic transaction with GP Strategies.

4. The following supplemental disclosure replaces in its entirety the third full paragraph beginning on page 27 of the Definitive Proxy Statement:

On May 24, 2019, LTG sent a letter to GP Strategies in which it proposed to acquire GP Strategies for $18.25 per share in cash (the “May 2019 Proposal”). The closing price of GP Strategies common stock on May 23, 2019, the trading day immediately prior to LTG’s submission of the May 2019 Proposal, was $14.28 per share. The May 2019 Proposal was presented on the basis that GP Strategies commit to exclusive discussions with LTG for a period of four to six weeks.

5. The following supplemental disclosure replaces in its entirety the fifth full paragraph beginning on page 27 of the Definitive Proxy Statement:

On May 30, 2019 and June 6, 2019, representatives of Goldman Sachs spoke with representatives of Jefferies regarding the May 2019 Proposal, including with respect to LTG’s anticipated diligence process and proposed debt and equity financing arrangements, which financing arrangements were expected to include a placing by LTG of new ordinary shares to fund a portion of the purchase price with the remaining amount of the purchase price being funded through debt financing on customary terms.

6. The following supplemental disclosure replaces in its entirety the fifth full paragraph beginning on page 27 of the Definitive Proxy Statement:

On June 7, 2019, the Board met to consider the acquisition proposal from LTG. The meeting was attended by representatives of Hogan Lovells US LLP (“Hogan Lovells”) as legal counsel to GP Strategies, and representatives of Jefferies. Representatives of Hogan Lovells reviewed the directors’ fiduciary duties and other legal matters in connection with the Board’s consideration of the LTG proposal. The Board discussed with GP Strategies management the financial condition and prospects of GP Strategies. Jefferies reviewed with the Board its preliminary financial analysis of the LTG proposal reflecting the proposed $18.25 price per share. The Board discussed, including with representatives of Jefferies and Hogan Lovells, the proposed transaction as well as other strategic alternatives available to GP Strategies, including continuing to execute on GP Strategies’ long-term strategic plan as a stand-alone company. The Board further discussed LTG’s ability to pay the proposed cash transaction price. The Board also discussed the competitive landscape of GP Strategies, including opportunities and challenges faced by GP Strategies, as well as trends in the marketplace. The Board discussed how such a strategic transaction process could be pursued in the most effective manner and determined that it would be advisable and expedient for the Board to designate a transaction committee, consisting of three members of the Board, for the purpose of determining a potential process for GP Strategies and making determinations and recommendations to the full Board regarding such process. After further discussion, the Board unanimously approved and authorized the existing Executive Committee of the Board, which included Scott Greenberg, Samuel Robinson, and Marshall Geller as members of the Executive Committee, to serve as such transaction committee and formalized the powers and authority delegated by the Board to the Executive Committee with respect to the strategic transaction process. The Board selected the members of the Executive Committee to serve as the transaction committee due to their experience with corporate transactions. Messrs. Robinson and Geller were independent, disinterested directors, while Mr. Greenberg, who was then serving as GP Strategies’ chief executive officer was not independent but, given his role as chief executive officer, had critical insight into matters that would be relevant to a potential transaction. The powers of the Executive Committee with respect to the strategic transaction process included the authority to (i) engage with potential strategic partners, including LTG, (ii) negotiate the terms of a strategic transaction and (iii) make recommendations to the Board regarding any such transaction. The Board also approved the engagement of Jefferies as GP Strategies’ financial advisor and Hogan Lovells as GP Strategies’ legal advisor in connection with the strategic transaction process.

7. The following supplemental disclosure replaces in its entirety the last paragraph beginning on page 27 of the Definitive Proxy Statement:

On June 8, 2019, the Executive Committee met to consider the acquisition proposal from LTG. The meeting was attended by representatives of Jefferies. After further discussion and consideration, including with Jefferies representatives, the Executive Committee authorized Jefferies to respond to Goldman Sachs with a revised proposal. The revised proposal included (A) a proposed purchase price of $21.75 per share in cash (which was based on the Executive Committee’s determination that such price provided a significant premium to both an appropriate value of GP Strategies as well as LTG’s proposed purchase price), (B) that GP Strategies would be willing to agree to exclusive discussions with LTG for four to six weeks, and (C) that the definitive agreement would not include financing conditions as conditions to the closing of the potential strategic transaction.

8. The following supplemental disclosure replaces in its entirety the third full paragraph beginning on page 28 of the Definitive Proxy Statement:

Between July 9 and July 11, 2019, representatives of Jefferies and Goldman Sachs discussed and clarified certain aspects of the July 2019 Proposal, including the expected transaction timeline, remaining diligence matters and status of LTG’s financing plans.

9. The following supplemental disclosure replaces in its entirety the sixth full paragraph beginning on page 28 of the Definitive Proxy Statement:

During June through November 2019, representatives of GP Strategies and Company A held various discussions and meetings regarding a potential strategic transaction, including discussions regarding the financial ability of Company A to consummate an acquisition of GP Strategies. The parties executed a nondisclosure agreement in June 2019, which was amended in August 2019. As amended, the nondisclosure agreement executed by Company A ~~which~~ contained customary standstill provisions, including a “don’t ask, don’t waive” provision, that would automatically terminate (including the “don’t ask, don’t waive” provision) upon the entry by GP Strategies into a definitive acquisition agreement with a third party. The terms of the nondisclosure agreement executed by Company A did not materially differ from the nondisclosure agreements entered into between GP Strategies and LTG. In July 2019, Company A submitted a preliminary proposal to acquire GP Strategies with a proposed purchase price in the range of $18.00 to $20.00 per share to be paid with a combination of cash and Company A common stock. Given Company A’s proposal was preliminary and Company A’s level of interest in a transaction remained uncertain, GP Strategies did not provide Company A with a counter-proposal. On November 22, 2019, Company A informed GP Strategies that because it was re-evaluating its overall corporate strategy it would not move forward with a transaction.

10. The following supplemental disclosure replaces in its entirety the second full paragraph beginning on page 29 of the Definitive Proxy Statement:

On November 19, 2019, the chief executive officer of LTG spoke by telephone with representatives of Jefferies and indicated that LTG might be willing to consider a proposal to acquire GP Strategies at a price in the range of $18.75 to $19.00 per share in cash. The closing price of GP Strategies common stock on November 18, 2019, the trading day immediately prior to this telephone conversation, was $12.27 per share.

11. The following supplemental disclosure replaces in its entirety the fourth full paragraph beginning on page 29 of the Definitive Proxy Statement:

On November 27, 2019, LTG submitted a proposal to GP Strategies to acquire GP Strategies for $18.25 per share in cash. The closing price of GP Strategies common stock on November 26, 2019, the trading day immediately prior to LTG’s submission of this proposal, was $12.95 per share.

12. The following supplemental disclosure replaces in its entirety the fifth full paragraph beginning on page 29 of the Definitive Proxy Statement:

On November 30, 2019, the Executive Committee held a meeting to discuss the $18.25 per share acquisition proposal from LTG. The meeting was attended by representatives of Hogan Lovells and Jefferies. During the meeting, Jefferies reviewed with the Executive Committee its updated preliminary financial analysis of the LTG proposal reflecting the proposed $18.25 price per share. After discussion, including with representatives of Jefferies and Hogan Lovells, the Executive Committee authorized Jefferies to provide LTG with a counterproposal for LTG to acquire GP Strategies for $19.75 per share in cash, subject to negotiation of mutually acceptable final transaction agreements. The closing price of GP Strategies common stock on November 29, 2019, the trading day immediately prior to the Executive Committee meeting, was $12.70 per share.

13. The following supplemental disclosure replaces in its entirety the seventh full paragraph beginning on page 29 of the Definitive Proxy Statement:

On December 3, 2019, the chief executive officer of LTG spoke by telephone with the chief executive officer of GP Strategies to present a revised acquisition proposal with a price of $18.75 per share in cash. Later that same day, after discussing the proposal with the Executive Committee, the chief executive officer of GP Strategies provided LTG a counterproposal for LTG’s acquisition of GP Strategies for $19.00 per share in cash. The chief executive officer of LTG responded that he would discuss the alternative proposal price with the LTG board of directors. The closing price of GP Strategies common stock on December 2, 2019, the trading day immediately prior to these conversations, was $12.85 per share.

14. The following supplemental disclosure replaces in its entirety the ninth full paragraph beginning on page 29 of the Definitive Proxy Statement:

On December 5, 2019, LTG submitted a revised proposal to acquire GP Strategies for $19.00 per share in cash. The closing price of GP Strategies common stock on December 4, 2019, the trading day immediately prior to LTG’s submission of this proposal, was $13.07 per share. The proposal required that GP Strategies enter into an exclusivity agreement with LTG pursuant to which GP Strategies would agree to engage in discussions solely with LTG regarding any strategic transaction for a period of 90 days. Also on December 5, 2019, LTG submitted a diligence request list.

15. The following supplemental disclosure replaces in its entirety the third full paragraph beginning on page 30 of the Definitive Proxy Statement:

The parties executed an exclusivity agreement dated December 18, 2019 (the “2019 Exclusivity Agreement”) that provided for exclusivity through January 31, 2020, and further provided that if LTG reconfirmed the proposed acquisition purchase price of $19.00 per share in cash by January 31, 2020, the exclusivity period would be extended to February 28, 2020. Prior to execution of the 2019 Exclusivity Agreement, GP Strategies had not granted exclusivity to LTG.

16. The following supplemental disclosure replaces in its entirety the seventh full paragraph beginning on page 30 of the Definitive Proxy Statement:

On February 11, 2020, DLA Piper, legal counsel to LTG (“DLA Piper”), distributed an initial draft of the merger agreement to Hogan Lovells, which included a proposed requirement that, at the time the definitive transaction agreement was to be executed by the parties, each of the directors and executive officers of GP Strategies (solely in such person’s role as a stockholder) as well as certain other stockholders, including Sagard Capital, would enter into a voting agreement in support of the transaction.

17. The following supplemental disclosure replaces in its entirety the fifth full paragraph beginning on page 31 of the Definitive Proxy Statement:

In July 2020, representatives of GP Strategies held discussions with representatives of Company B regarding Company B’s potential interest in a strategic transaction with GP Strategies. In connection with the potential strategic transaction, the parties executed a nondisclosure agreement on July 28, 2020, which contained customary standstill provisions, including a “don’t ask, don’t waive” provision, that would automatically terminate (including the “don’t ask, don’t waive” provision) upon the entry by GP Strategies into a definitive acquisition agreement with a third party. The terms of the nondisclosure agreement executed by Company B did not materially differ from the nondisclosure agreements entered into between GP Strategies and LTG. From July 2020 through May 2021, representatives of GP Strategies and Company B held periodic discussions regarding a potential strategic transaction and GP Strategies provided Company B with various due diligence materials and information at the request of Company B.

18. The following supplemental disclosure replaces in its entirety the seventh full paragraph beginning on page 31 of the Definitive Proxy Statement:

On August 28, 2020, LTG provided an updated acquisition proposal to GP Strategies to acquire GP Strategies for $13.75 per share in cash, which included, among other things, a proposed exclusivity period of six weeks (the “August 2020 Proposal”). The closing price of GP Strategies common stock on August 27, 2020, the trading day immediately prior to LTG’s submission of this proposal, was $9.44 per share. In addition, in order to extend the duration of the previous non-disclosure arrangement between the parties, LTG and GP Strategies entered into a further non-disclosure agreement dated September 4, 2020, which contained customary standstill provisions, including a “don’t ask, don’t waive” provision, that would automatically terminate (including the “don’t ask, don’t waive” provision) upon the entry by GP Strategies into a definitive acquisition agreement with a third party.

19. The following supplemental disclosure replaces in its entirety the ninth full paragraph beginning on page 31 of the Definitive Proxy Statement:

On September 15, 2020, the Board held a meeting to discuss the August 2020 Proposal. The meeting was attended by representatives of Hogan Lovells and Jefferies. During the meeting, Jefferies reviewed with the Board its updated preliminary financial analysis of the LTG proposal reflecting the proposed $13.75 price per share. After discussion, including with representatives of Jefferies and Hogan Lovells, the Board authorized GP Strategies management to provide a counterproposal for LTG’s acquisition of GP Strategies at $15.75 per share in cash, which GP Strategies management subsequently conveyed to LTG. The closing price of GP Strategies common stock on September 14, 2020, the trading day immediately prior the day of the Board meeting, was $9.02 per share.

20. The following supplemental disclosure replaces in its entirety the tenth full paragraph beginning on page 31 of the Definitive Proxy Statement:

On September 21, 2020, LTG provided a revised acquisition proposal to GP Strategies to acquire GP Strategies for $14.50 per share in cash. The closing price of GP Strategies common stock on September 18, 2020, the trading day immediately prior to LTG’s submission of this proposal, was $9.24 per share.

21. The following supplemental disclosure replaces in its entirety the eleventh full paragraph beginning on page 31 of the Definitive Proxy Statement:

On September 23, 2020, the Board held a meeting to discuss the revised acquisition proposal from LTG. The meeting was attended by representatives of Hogan Lovells and Jefferies. During the meeting, Jefferies reviewed with the Board its updated preliminary financial analysis of the LTG proposal reflecting the proposed $14.50 price per share. After discussion, including with representatives of Jefferies and Hogan Lovells, the Board authorized GP Strategies management to provide a counterproposal for LTG’s acquisition of GP Strategies at a price of $15.25 per share in cash, which GP Strategies management subsequently conveyed to LTG. The closing price of GP Strategies common stock on September 22, 2020, the trading day immediately prior to the day of the Board meeting, was $8.56 per share.

22. The following supplemental disclosure replaces in its entirety the last paragraph beginning on page 31 of the Definitive Proxy Statement:

On September 28, 2020, LTG provided a revised acquisition proposal to GP Strategies to acquire GP Strategies for $14.80 per share in cash, which LTG stated was its “best and final” proposed price per share. The closing price of GP Strategies common stock on September 25, 2020, the trading day immediately prior to LTG’s submission of this proposal, was $9.13 per share.

23. The following supplemental disclosure replaces in its entirety the third full paragraph beginning on page 32 of the Definitive Proxy Statement:

On October 23, 2020, LTG informed GP Strategies and its advisors that, although it remained interested in a potential strategic transaction, it would delay further negotiations until GP Strategies had additional clarity on the scope of an SEC investigation regarding GP Strategies’ revenue recognition related to certain fixed price contracts.

Subsequent to the execution of the merger agreement, on August 10, 2021, GP Strategies received notification from the staff of the SEC that the SEC had concluded the investigation and that the SEC does not intend to recommend an enforcement action against GP Strategies based on the information the SEC had as of that date.

24. The following supplemental disclosure replaces in its entirety the fifth full paragraph beginning on page 32 of the Definitive Proxy Statement:

On May 20, 2021, LTG sent a letter to GP Strategies proposing to acquire GP Strategies for $20.25 per share in cash. The closing price of GP Strategies common stock on May 19, 2020, the trading day immediately prior to LTG’s submission of this proposal, was $16.27 per share.

25. The following supplemental disclosure replaces in its entirety the sixth full paragraph beginning on page 32 of the Definitive Proxy Statement:

On May 25, 2021, the Board held a meeting to discuss the updated acquisition proposal from LTG, which included, among other things, a requirement that GP Strategies agree to an exclusivity period of five weeks as a condition to LTG commencing its due diligence review and the negotiation of mutually acceptable transaction agreements. The meeting was attended by representatives of Hogan Lovells and Jefferies. Representatives of Hogan Lovells reviewed the directors’ fiduciary duties and other legal matters in connection with the Board’s consideration of the LTG proposal. Jefferies reviewed with the Board its updated preliminary financial analysis of the LTG proposal reflecting the proposed $20.25 price per share. The Board engaged in a discussion regarding the merits of a potential sale transaction, including pricing, process and timing of a potential transaction. The Board discussed the premium that the proposed $20.25 per share price represented to GP Strategies’ recent trading prices, as well as the potential strategic alternatives for GP Strategies, including the likelihood of Company B submitting an acquisition proposal above LTG’s proposed $20.25 per share price and GP Strategies’ prospects as a standalone business. The Board discussed LTG’s ability to pay the proposed transaction price and to consummate the proposed strategic transaction. The Board also discussed the competitive landscape of GP Strategies, including opportunities and challenges faced by GP Strategies, as well as trends in the marketplace. After discussion, including with representatives of Jefferies and Hogan Lovells, the Board authorized Jefferies to provide a counterproposal to LTG for an acquisition of GP Strategies by LTG at a price of $22.25 per share in cash. Subsequently on May 25, 2021, representatives of Jefferies verbally communicated the Board’s counterproposal to representatives of Goldman Sachs. The closing price of GP Strategies common stock on May 24, 2021, the trading day immediately prior to the submission of the counterproposal, was $17.25 per share.

26. The following supplemental disclosure replaces in its entirety the seventh full paragraph beginning on page 32 of the Definitive Proxy Statement:

On May 28, 2021, Company B informed GP Strategies that it would not move forward with a transaction. During GP Strategies’ discussions with Company B regarding a potential strategic transaction, at no time did Company B submit a proposal for a transaction.

27. The following supplemental disclosure replaces in its entirety the last paragraph beginning on page 32 of the Definitive Proxy Statement:

On May 28, 2021, LTG sent a letter to GP Strategies proposing to acquire GP Strategies for $20.80 per share in cash. The closing price of GP Strategies common stock on May 27, 2021, the trading day immediately prior to LTG’s submission of this proposal, was $17.46 per share.

28. The following supplemental disclosure replaces in its entirety the second full paragraph beginning on page 33 of the Definitive Proxy Statement:

On June 1, 2021, the Board held a meeting to discuss the $20.80 per share acquisition proposal from LTG. The meeting was attended by representatives of Hogan Lovells and Jefferies. During the meeting, Jefferies reviewed with the Board its updated preliminary financial analysis of the LTG proposal reflecting the proposed $20.80 price per share. After discussion, including with representatives of Jefferies and Hogan Lovells, the Board authorized

Jefferies to provide a counterproposal to LTG for an acquisition of GP Strategies by LTG at a price of $21.75 per share in cash. Subsequently on June 1, 2021, representatives of Jefferies verbally communicated the revised proposal to representatives of Goldman Sachs. The closing price of GP Strategies common stock on May 28, 2021, the trading day immediately prior to the submission of this counterproposal, was $17.69 per share.

29. The following supplemental disclosure replaces in its entirety the third full paragraph beginning on page 33 of the Definitive Proxy Statement:

On June 3, 2021, LTG sent a letter to GP Strategies proposing to acquire GP Strategies for $21.30 per share in cash, which LTG stated in the letter represented its “best and final” price per share (the “June 2021 Proposal”). This proposal included a requirement that GP Strategies commit to exclusive discussions for a period of five weeks. Later that day, the Board authorized GP Strategies management to inform LTG that GP Strategies would agree to a five-week exclusivity period, and also directed GP Strategies management to cooperate with LTG’s due diligence activities and to seek to negotiate a mutually agreeable acquisition agreement with LTG. The closing price of GP Strategies common stock on June 2, 2021, the trading day immediately prior to LTG’s submission of the June 2021 Proposal, was $16.59 per share.

30. The following supplemental disclosure replaces in its entirety the second full paragraph beginning on page 35 of the Definitive Proxy Statement:

After discussions during the afternoon and evening of July 14, 2021 between members of GP Strategies’ management and members of LTG management and representatives of Hogan Lovells and DLA Piper, the parties were unable to agree on a value for the contingent liability arising from the governmental inquiry and related workplace injury or the likely maximum amount of such contingent liability. As a result, on July 15, 2021, LTG provided GP Strategies with a revised proposal to acquire GP Strategies for $20.85 per share in cash and stated that it would not pay a price per share above that amount (the closing price of GP Strategies common stock on July 13, 2021, the trading day immediately prior to LTG’s submission of this proposal, was $15.76 per share). LTG also informed GP Strategies it had completed arrangements with respect to its equity and debt financing and that LTG was prepared to execute definitive transaction agreements later that day if GP Strategies agreed to the revised price per share. DLA Piper provided an updated draft of the merger agreement to Hogan Lovells reflecting the revised price per share and confirmed that LTG would not seek any other changes to the definitive transaction agreements.

The section of the Definitive Proxy Statement entitled “The Merger—Opinion of Financial Advisor” is amended and supplemented as follows:

31. The following supplemental disclosure replaces in its entirety the disclosure that begins with “Selected Public Companies Analysis” on page 42 and ends immediately before the sentence beginning “The low, high and median enterprise value” on page 43 of the Definitive Proxy Statement:

Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of GP Strategies and the following selected publicly traded companies in the professional services industry that Jefferies considered generally relevant for purposes of its analysis. ~~These companies included:~~

•	~~CRA International, Inc.;~~

•	~~Huron Consulting Group Inc.;~~

•	~~ICF International, Inc.;~~

•	~~Information Services Group Inc.;~~

•	~~Korn Ferry; and~~

•	~~Skillsoft Corp.~~

Jefferies reviewed, among other information and to the extent publicly available, enterprise values of the selected public companies, calculated as fully diluted equity values based on closing stock prices on July 14, 2021, plus the principal value of debt, preferred equity and non-controlling interest (as applicable), less cash and cash equivalents and short-term investments, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, and, where applicable, stock-based compensation expense and non-recurring charges (“Adjusted EBITDA”), for the fiscal years 2021 and 2022, respectively, or for Korn Ferry and for Skillsoft Corp., for the twelve-month periods ending January 31, 2022 and 2023. Financial data of the selected public companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of GP Strategies was based on the financial projections provided by GP Strategies management.

The selected public companies and the financial data reviewed included the following:

Selected Public Companies Analysis

Selected Public Companies	Enterprise Value / FY 2021E EBITDA	Enterprise Value / FY 2022E EBITDA
CRA International, Inc.	10.8x	10.6x
Huron Consulting Group Inc.	8.7x	8.1x
ICF International, Inc.	13.5x	12.6x
Information Services Group Inc.	10.6x	9.4x
Korn Ferry	7.9x	7.8x
Skillsoft Corp.	9.8x	8.2x

32. The following supplemental disclosure replaces in its entirety the disclosure that begins with “Selected Transactions Analysis” on page 44 and ends immediately before the sentence beginning “The low, 25th percentile, median, 75th percentile and high enterprise value” on page 44 of the Definitive Proxy Statement:

Selected Transactions Analysis. Using publicly available information, Jefferies examined the following six transactions, announced since December 2012, involving companies in the professional services industry that have financial and operating characteristics that Jefferies, in its professional judgment, considered to be similar to GP Strategies. ~~The transactions considered and the month and year each transaction was announced were as follows:~~

~~Announcement Date~~	~~Target~~	~~Acquiror~~
~~October 2020~~	~~Software Luxembourg Holding S.A (including Global Knowledge and Skillsoft)~~	~~Churchill Capital Corp II~~
~~August 2019~~	~~Navigant Consulting, Inc.~~	~~Guidehouse LLP~~
~~June 2018~~	~~Navigant Consulting, Inc. (Disputes, Forensics and Legal Technology and Transaction Advisory Services businesses)~~	~~Ankura Consulting Group, LLC~~
~~January 2018~~	~~ECS Federal, LLC~~	~~ASGN Incorporated~~
~~September 2015~~	~~Hay Group~~	~~Korn Ferry~~
~~December 2012~~	~~Duff & Phelps Corporation~~	~~The Carlyle Group; Stone Point Capital~~

Jefferies reviewed transaction values of the selected transactions as a multiple of such target company’s latest twelve months (“LTM”) Adjusted EBITDA. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of GP Strategies was based on the financial projections provided by GP Strategies management.

The transactions considered, the month and year each transaction was announced and the enterprise value to LTM Adjusted EBITDA multiple reviewed for each transaction were as follows:

Announcement Date	Target	Acquiror	Enterprise Value / LTM Adjusted EBITDA
October 2020	Software Luxembourg Holding S.A (including Global Knowledge and Skillsoft)	Churchill Capital Corp II	9.4x
August 2019	Navigant Consulting, Inc.	Guidehouse LLP	15.4x
June 2018	Navigant Consulting, Inc. (Disputes, Forensics and Legal Technology and Transaction Advisory Services businesses)	Ankura Consulting Group, LLC	11.9x
January 2018	ECS Federal, LLC	ASGN Incorporated	11.4x
September 2015	Hay Group	Korn Ferry	11.3x
December 2012	Duff & Phelps Corporation	The Carlyle Group; Stone Point Capital	8.1x

The section of the Definitive Proxy Statement entitled “The Merger—Certain Unaudited Prospective Financial Information” is amended and supplemented as follows:

33. The following supplemental disclosure replaces in its entirety the section entitled “April 2021 Financial Forecasts” beginning on page 47 of the Definitive Proxy Statement:

April 2021 Financial Forecasts

GP Strategies provided the April 2021 Financial Forecasts to LTG at LTG’s request on April 7, 2021. LTG did not request and was not provided with an update to the April 2021 Financial Forecasts prior to the execution of the merger agreement. The April 2021 Financial Forecasts did not include any adjustments for the divestiture of GP Strategies’ EtaPRO® business, which was announced in May 2021. The following table presents a summary of the April 2021 Financial Forecasts.

Year Ending December 31,
2021E
($ in millions)
Revenue	$495.0
Adjusted EBITDA(1)	$ ~~41.4~~40.4
Depreciation and Amortization	1.6

Share-Based Compensation	1.8

Cash Taxes	2.5

(1)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization and adjusted for non-recurring items and non-cash share based compensation. Adjusted EBITDA is a non-GAAP financial performance measure and should not be used as an alternative to net income as an indicator of operating performance.

The section of the Definitive Proxy Statement entitled “The Merger—Certain Unaudited Prospective Financial Information” is amended and supplemented as follows:

34. The following supplemental disclosure replaces in its entirety the section entitled “July 2021 Financial Forecasts” beginning on page 48 of the Definitive Proxy Statement:

July 2021 Financial Forecasts

The July 2021 Financial Forecasts were provided to the Board and Jefferies on July 9, 2021 and differ from the April 2021 Financial Forecasts due to the passage of time and the updating of the projected results for 2021E to include GP Strategies’ results for the six months ended June 30, 2021 and are pro forma for the divestiture of GP

Strategies’ EtaPRO® business announced in May 2021. The following table presents a summary of the July 2021 Financial Forecasts.

	Year Ending December 31,	Six Month Period July 1 – December 31,	Year Ending December 31,
	2021E	~~2022E~~2021E	2022E	2023E	2024E	2025E
	($ in millions)
Revenue	$490	$258	$518	$549	$582	$617
Adjusted EBITDA(1)	40	23	47	52	57	63
Depreciation and Amortization		(3)	(5)	(5)	(5)	(5)
Share-Based Compensation		(4)	(7)	(8)	(8)	(8)

EBIT(2)		16	34	39	45	50
Cash Taxes		(5)	(11)	(13)	(14)	(16)

After-Tax EBIT(3)		12	23	27	30	34
Depreciation and Amortization		3	5	5	5	5
Capital Expenditures		(2)	(4)	(4)	(4)	(4)
Increase in Net Working Capital		(11)	(5)	(4)	(4)	(4)

Unlevered Free Cash Flow(2)		2	20	24	28	31

(1)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization and adjusted for non-recurring items and non-cash share based compensation. Adjusted EBITDA is a non-GAAP financial performance measure and should not be used as an alternative to net income as an indicator of operating performance.

(2)	EBIT is defined as earnings before interest and taxes. EBIT is a non-GAAP financial performance measure and should not be used as an alternative to net income as an indicator of operating performance.
(3)

After-Tax EBIT is defined as EBIT, less cash taxes. After-Tax EBIT is a non-GAAP financial performance measure and should not be used as an alternative to net income as an indicator of operating performance

(4)

Unlevered Free Cash Flow as used in this section entitled “—Certain Unaudited Prospective Financial Information” is defined as After-Tax EBIT plus depreciation and amortization, less capital expenditures, less changes in net working capital.

The section of the Definitive Proxy Statement entitled “The Merger—Interests of Directors and Executive Officers in the Merger” is amended and supplemented as follows:

35. The following supplemental disclosure replaces in its entirety the last paragraph beginning on page 48 of the Definitive Proxy Statement:

In considering the recommendation of the Board that stockholders vote to approve the merger proposal, stockholders should be aware that GP Strategies’ directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of stockholders generally and that may present actual or potential conflicts of interest. The members of the Board were aware of and considered these interests in reaching the determination to adopt, authorize and approve the merger agreement and recommend that the GP Strategies stockholders vote their shares of GP Strategies common stock to adopt the merger agreement. No additional shares of GP Strategies common stock were granted to any executive officers or non-employee directors in contemplation of the merger. Except as set forth below in this “Interests of Directors and Executive Officers in the Merger” section, none of the executive officers or directors of GP Strategies is receiving any other compensation in connection with the merger. In addition, there were no agreements, arrangements or understandings at any time prior to the execution of the merger agreement between any executive officer or director of GP Strategies and LTG or GP Strategies regarding employment with either LTG or GP Strategies following consummation of the merger.

The section of the Definitive Proxy Statement entitled “The Merger—Litigation Relating to the Merger” is amended and supplemented as follows:

36. The following supplemental disclosure replaces in its entirety the section entitled “Litigation Relating to the Merger” beginning on page 55 of the Definitive Proxy Statement:

In connection with the merger, the following complaints have been filed ~~On August 19, 2021, Hugh Kremer filed a complaint against GP Strategies and the members of the Board in the United States District Court for the Southern District of New York, captioned~~ Kremer v. GP Strategies Corporation, et al., Case No. 1:21-cv-6985 (S.D.N.Y. August 19, 2021) Holland v. GP Strategies Corporation, et al., Case No. 1:21-cv-04842 (E.D.N.Y. August 27, 2021); Ciccotelli v. GP Strategies Corporation, et al., Case No. 1:21-cv-07320 (S.D.N.Y. August 31, 2021); Reinhardt v. GP Strategies Corporation, et al., Case No. 1:21-cv-01288 (D. Del. September 10, 2021); Hopkins v. GP Strategies Corporation, et al., Case No. 2:21-cv-04054 (E.D. Pa. September 10, 2021); Meisels v. GP Strategies Corporation, et al., Case No. 2:21-cv-12124 (E.D. Mich. September 10, 2021); Lawrence v. GP Strategies Corporation, et al., Case No. 1:21-cv-01316 (D. Del. September 16, 2021) (collectively the “Complaints”). Each of the Complaints asserts claims under Section 14(a), and Rule 14a-9 promulgated thereunder, and Section 20(a) of the Exchange Act, alleging that ~~Mr. Kremer alleges that GP Strategies, along with individual defendants Scott N. Greenberg, Adam H. Stedham, Samuel D. Robinson, Tamar Elkeles, Marshall S. Geller, Steven E. Koonin, Jacques Manardo, and Richard C. Pfenniger, Jr., violated Section 14(a) of the Exchange Act by omitting to disclose certain facts in~~ the proxy statement omits to disclose certain facts. ~~about the merger as well as omitting to disclose certain potential conflicts of interest~~. ~~Mr. Kremer further alleges that the individual defendants are liable for the omissions under Section 20(a) as control persons of GP Strategies. Mr. Kremer~~ Each of the Complaints seeks to enjoin or rescind the merger and requests his attorneys’ fees and damages in an unspecified amount. GP Strategies believes these allegations are without merit and intends to defend against them vigorously. GP Strategies also has received a demand for supplemental disclosures from one of its stockholders and a draft complaint, both of which allege that the Definitive Proxy Statement omits to disclose certain facts.

If ~~this~~ the Complaints ~~is~~ are not resolved on a timely basis, ~~it~~ they could delay consummation of the merger and result in additional costs to GP Strategies, including costs associated with the indemnification of directors. Additional plaintiffs may file lawsuits against GP Strategies and/or its directors and officers in connection with the merger

* * * * *

Forward-Looking Statements

This filing includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) conditions to the closing of the proposed transaction, including the obtaining of required regulatory or stockholder approvals, may not be satisfied; (2) the proposed transaction may involve unexpected costs, liabilities or delays; (3) the business of the Company and LTG may suffer as a result of uncertainty surrounding the proposed transaction; (4) the outcome of any legal proceedings related to the proposed transaction; (5) the Company and LTG may be adversely affected by other economic, business, and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (7) the ability to recognize benefits of the proposed transaction; (8) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (9) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all; and (10) the risks described from time to time in the Company’s reports filed with the SEC under the heading “Risk Factors,” including, without limitation, the risks described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 12, 2021 and as amended April 30, 2021, and as may be revised in the Company’s future SEC filings. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this current report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. None of the Company or LTG undertakes any obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.